As filed with the Securities and Exchange Commission on April 15, 2002
                                                             tion No. 333-69820
===============================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549

                             AMENDMENT NO. 2 TO
                                  FORM S-3
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

                         PLAYBOY ENTERPRISES, INC.
           (Exact Name of Registrant as Specified in its Charter)


             DELAWARE                                          36-4249478
   (State or Other Jurisdiction                             (I.R.S. Employer
of Incorporation or Organization)                        Identification Number)

                         680 NORTH LAKE SHORE DRIVE
                          CHICAGO, ILLINOIS 60611
                               (312) 751-8000
       (Address, Including Zip Code, and Telephone Number, Including
          Area Code, of Registrant's Principal Executive Offices)

                            Howard Shapiro, Esq.
             Executive Vice President, Law and Administration,
                       General Counsel and Secretary
                         Playboy Enterprises, Inc.
                         680 North Lake Shore Drive
                          Chicago, Illinois 60611
                               (312) 751-8000
         (Name, Address, Including Zip Code, and Telephone Number,
                 Including Area Code, of Agent for Service)

                                 Copies to:

                          Rodd M. Schreiber, Esq.
              Skadden, Arps, Slate, Meagher & Flom (Illinois)
                     333 West Wacker Drive, Suite 2100
                          Chicago, Illinois 60606
                               (312) 407-0700

         Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                      CALCULATION OF REGISTRATION FEE

                                                           Proposed            Proposed
                                                           Maximum             Maximum                   Amount of
Title of Each Class of              Amount to              Offering Price      Aggregate                 Registration
Securities to be Registered         be Registered(1)       Per Share(1)        Offering Price(1),(2)     Fee
---------------------------         ----------------       --------------      ---------------------     -------------
Class B Common Stock,                  1,475,459               $15.48           $22,840,104.18            $5,710 (3)
par value $0.01 per share


(1) The shares of common stock being registered will be issued to the selling stockholders in connection with the acquisition by the Registrant of (i) two networks (The Hot Network and The Hot Zone) and the related television assets of Califa Entertainment Group, Inc. and (ii) a third network (Vivid TV) and the related television assets of V.O.D., Inc. The number of shares of Class B common stock being registered represents a good-faith estimate of the number of such shares the Registrant would be required to issue in order to pay the first installment of consideration in the amount of $16,000,000 and the second installment of consideration in the amount of $6,500,000, including shares issued as interest shares in accordance with the acquisition agreement for the three networks, based on a purchase price of $15.48 per share, the 5 trading days average sale price per share of Playboy Enterprises, Inc. Class B common stock ending on April 15, 2002 on the New York Stock Exchange. See page 19 of the prospectus for a discussion of interest shares. As of April 17, 2002, $587,666.68 in interest will have accrued in connection with the payment of the first installment of consideration in accordance with the acquisition agreement for the three networks. As of April 17, 2002, $2,437.50 in interest will have accrued in connection with the payment of the second installment of consideration in accordance with the acquisition agreement. On March 12, 2002, the Registrant paid the selling stockholders $250,000 in cash as a partial payment of interest due under the acquisition agreement. The Registrant will pay the balance of the interest payment in the amount of $340,104.18 in shares of its Class B common stock.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.

(3)      $4,000 of this fee has previously been paid by the Registrant.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRA TION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMIS SION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                SUBJECT TO COMPLETION, DATED APRIL 15, 2002

{FLAG}
THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


PROSPECTUS
                              1,475,459 SHARES
                         PLAYBOY ENTERPRISES, INC.
                            CLASS B COMMON STOCK

         This prospectus relates to the resale of 1,475,459 shares of our Class B common stock issued to the selling stockholders named in this prospectus in connection with the payment of the first two installments of consideration under the acquisition agreement relating to the acquisition of two networks, The Hot Network and The Hot Zone, and the related television assets of Califa Entertainment Group, Inc., referred to as Califa, and a third network, Vivid TV, and the related television assets from V.O.D., Inc., referred to as VODI.

         Under the acquisition agreement, the selling stockholders are required to offer the shares through ordinary brokerage transactions subject to contractual volume limitations and limitations on the periods when sales may occur. With our consent, sales may also be made from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. More detailed information concerning the distribution of the shares is contained in the section of this prospectus entitled "Plan of Distribution" which begins on page 22.

         We will not receive any proceeds from the sale of the shares.

         Our Class B common stock is traded on The New York Stock Exchange and The Pacific Exchange under the symbol "PLA." Our Class B common stock has no voting rights, except as provided in our Amended and Restated Certificate of Incorporation and by Delaware law. On April 15, 2002, the last reported sale price of our Class B common stock on The New York Stock Exchange was $15.28 per share.

         We urge you to read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

         Investing in our Class B common stock involves risks. See "Risk Factors" beginning on page 1 for certain risks and uncertainties that you should consider.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is April 17, 2002

                             TABLE OF CONTENTS



PLAYBOY ENTERPRISES, INC......................................................1

RISK FACTORS..................................................................1

ABOUT THIS PROSPECTUS........................................................12

WHERE YOU CAN FIND MORE INFORMATION..........................................13

FORWARD-LOOKING STATEMENTS...................................................14

USE OF PROCEEDS..............................................................16

DESCRIPTION OF CAPITAL STOCK.................................................16

SELLING STOCKHOLDERS.........................................................19

PLAN OF DISTRIBUTION.........................................................22

LEGAL MATTERS................................................................24

EXPERTS  ....................................................................24

                         PLAYBOY ENTERPRISES, INC.

         We are a global multi-media entertainment company with one of the most recognized brand names in the world. The flagship of our franchise is Playboy magazine, the world's best- selling men's monthly magazine, recognized for over 47 years for its high-quality editorial material, interviews and pictorial features. Our entertainment business, the largest provider of adult-targeted programming in the United States and abroad, generates most of our earnings and cash flow. Our rapidly growing Internet business, which includes one of the Internet's most visited destination sites, generates revenues from e-commerce, subscription and advertising. We also successfully leverage our strong brand identity through product licensing.

         Our principal executive offices are located at 680 North Lake Shore Drive, Chicago, Illinois 60611, and our telephone number is (312) 751-8000. Our corporate website is located at www.playboyenterprises.com. Information contained at our website is not a part of this prospec tus.


                                RISK FACTORS

         An investment in shares of our Class B common stock involves risks. You should carefully consider the risks described below before buying shares of our Class B common stock in this offering. We believe the risks and uncertainties described below and in "Forward Looking Statements" are the material risks we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may impair our business operations. If any of the following risks actually occur, our business, results of operations and financial condition could be materially adversely affected, the trading price of our Class B common stock could decline and you might lose all or part of your investment.

Government regulations could adversely affect our business.

         Our businesses are regulated by governmental authorities in the countries in which we operate. Regulation relates to, among other things, licensing, access to satellite transponders, commercial advertising, subscription rates, foreign investment, Internet gaming, and content, including standards of decency/obscenity. Because of our international operations, we must comply with diverse and evolving regulations. The governments of some countries like China and India have sought to limit the influence of other cultures by restricting the distribution of products deemed to represent foreign or "immoral" influences. Changes in the regulation of our operations or changes in interpretations of existing regulations by courts or regulators or our inability to comply with current or future regulations could adversely affect us by reducing our revenues, increasing our operating expenses and exposing us to significant liabilities.

         In addition, various governmental agencies are considering a number of legislative and regulatory proposals which may lead to laws or regulations concerning various aspects of the Internet, including online content, intellectual property rights, user privacy, taxation, access charges, liability for third-party activities and jurisdiction. Regulation of the Internet could materially adversely affect our results of operations by reducing the growth in the use on the Internet, reducing the demand for our services or increasing our cost of doing business.

                                     1


         We receive a significant portion of our advertising revenues from companies selling tobacco and alcohol products. For the fiscal year ended December 31, 2001, beer/wine/liquor and tobacco represented 28% and 23%, respectively, of the total ad pages of Playboy magazine. Significant limitations on the ability of those companies to advertise in Playboy or on our Internet sites either because of legislative, regulatory or court action could materially adversely affect our operating performance. In August 1996, the Food & Drug Administration, or FDA, announced regulations which prohibited the publication of tobacco advertisements containing drawings, colors or pictures, which were later held unconstitutional by the United States Supreme Court. Neverthe less, future attempts may be made by other federal agencies to impose similar or other types of advertising limitations.

We may not be able to protect our intellectual property rights.

          We believe that our trademarks and other proprietary rights are important to our success and competitive position. Accordingly, we devote substantial resources to the establishment and protection of our trademarks and proprietary rights. Our actions to establish and protect our trademarks and other proprietary rights, however, may be inadequate to prevent imitation of our products by others or to prevent others from claiming violations of their trademarks and propri etary rights by us. Any infringement or related claims, even if not meritorious, may be costly and time consuming to litigate, may distract management from other tasks of operating the business and may result in the loss of significant financial and managerial resources, which could harm our business, financial condition and operating results. These concerns are particularly relevant with regard to those international markets in which it is especially difficult to enforce intellectual property rights.

Our business involves risks of liability claims for media content, which could result in significant costs.

         As a distributor of media content, we may face potential liability for:

        o     defamation;

        o     invasion of privacy;

        o     negligence;

        o     copyright, patent or trademark infringement; and

        o other claims based on the nature and content of the materials distributed.

         These types of claims have been brought - sometimes successfully - against broadcasters, publishers, online services and other disseminators of media content. In addition, we could be exposed to liability in connection with material available through our Internet sites. Any imposi tion of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on us.

                                     2


Increases in paper prices or postal rates could adversely affect our business.

         Paper costs are a substantial component of the manufacturing expenses of Playboy magazine and the direct marketing expenses of our Playboy Online Group. The market for paper has historically been cyclical, resulting in volatility in paper prices. An increase in paper prices could materially adversely affect our operating performance unless and until we can pass any increases through to the consumer.

         The cost of postage also affects the profitability of Playboy magazine and our online business. An increase in postage rates could materially adversely affect our operating performance unless and until we can pass the increase through to the consumer.

Limits on our access to satellite transponders could adversely affect our business.

         Our cable television and direct-to-home, or DTH, operations require continued access to satellite transponders to transmit programming to cable or DTH operators. Material limitations on our access to these systems or satellite transponder capacity could materially adversely affect our operating performance. Our access to transponders may be restricted or denied if:

        o we or the satellite owner is indicted or otherwise charged as a defendant in a criminal proceeding;

        o the FCC issues an order initiating a proceeding to revoke the satellite owner's authorization to operate the satellite;

        o the satellite owner is ordered by a court or governmental authority to deny us access to the transponder;

        o we are deemed by a governmental authority to have violated any obscenity law; or

        o our satellite transponder providers fail to provide the required services.

         In addition to the above, the access of PlayboyTV, Spice, The Hot Network, The Hot Zone and Vivid TV networks to transponders may be restricted or denied if a governmental authority commences an investigation concerning the content of their transmissions.

We must be able to maintain our agreements with multiple system operators.

         We have agreements with six of the nation's seven largest multiple system operators which control access to approximately 85% of the total U.S. cable households. We also have agreements with the principal satellite DTH operators in the United States and Canada. Our agreements with these operators may be terminated on short notice without penalty. If multiple system operators terminate or do not renew some of these agreements, or do not renew them on terms as favorable as current agreements, our operating performance could be materially adversely affected.

                                     3


Consumer objections could result in limitations on our ability to distribute our products and programming.

         Our ability to operate successfully depends on our ability to obtain and maintain distribution channels and outlets for our products. From time to time, private groups have sought to exclude our programming from local pay television distribution because of the adult-oriented content of the programming. In addition, from time to time, private groups have targeted Playboy magazine and its distribution outlets and advertisers, seeking to limit the magazine's availability because of its adult-oriented content.

We could face additional risks and challenges as we expand internationally and may face unexpected costs in developing international revenues.

         We plan to focus on increasing the localized content and products we provide to our international audiences. As part of this strategy, we intend to enter into joint venture and licensing arrangements. Expansion into new geographical territories will require considerable management and financial resources and may harm our business, financial condition and operating results. Expanding internationally could subject us to numerous challenges and risks, including, but not limited to, the following:

        o the availability of attractive joint venture and licensing partners;

        o     political and economic conditions in various jurisdictions;

        o     complying with varying governmental regulations;

        o     fluctuations in currency exchange rates;

        o developing, acquiring or licensing programming and products that appeal to a variety of different audiences and cultures;

        o the potential need for opening and managing distribution centers abroad; and

        o difficulties in protecting intellectual property rights in foreign countries.

         We cannot assure you that one or more of these factors would not harm any current or future international operations and our business as a whole.

                                     4


Our business and results of operations depend, in part, on the success of our international television joint venture.

         We have elected to pursue the international expansion of our television business through Playboy TV International, LLC and related entities, or PTVI, a joint venture with an affiliate of Claxson Interactive Group Inc. ("Claxson"). Under the terms of PTVI's operating agreement, the maximum mandatory capital contributions to the joint venture by the partners is $100 million, of which $61.6 million has been contributed through December 31, 2001. Each of the joint venture partners is required to make capital contributions to PTVI in accordance with its equity interest in PTVI up to the $100 million cap. We own a 19.9% equity interest in PTVI and, accordingly, have made capital contributions in the amount of $12.3 million to PTVI through December 31, 2001. After the maximum funding cap has been reached, additional capital contributions, if required to operate the business, are voluntary. We have the option to increase our equity up to 50%. The option expires on the earlier to occur of September 15, 2009 and 30 days after the date on which PTVI reaches "cash breakeven" as specified in PTVI's operating agreement. The purchase price for the option through September 15, 2003 is the founders' price plus interest as specified in the operating agreement. Founders' price as of a specified date means, with respect to the price per 1% percentage interest of PTVI acquired by us, an amount equal to the sum of the capital contributions to PTVI by the venture partners through and including that date, divided by
100. After September 15, 2003, the purchase price is based on the market value of the acquired interests. The option exercise price can be paid in cash and/or our Class B common stock at our option. PTVI has exclusive rights to create and launch new television networks under the Playboy and Spice brands outside of the United States and Canada, and under certain circumstances to license programming to third parties. PTVI will also own and operate all existing international Playboy TV and Spice networks. In addition, we and PTVI have entered into program supply and trademark license agreements which extend until 2049, unless earlier terminated in accordance with their terms or the operating agreement. The operating agreement for PTVI includes a non- competition provision for the venture partners and their affiliates. As a result, the success of our international expansion for this business is dependent on the success of this joint venture, over which we share control. If PTVI is not successful, our operating results could be materially and adversely affected.

         In return for the exclusive international rights for use of the Playboy tradename, film and video library, and the acquisition of the international rights to the Spice film library, the U.K. and Japan Playboy TV networks and certain international distribution contracts, PTVI is obligated to make total payments of $100.0 million to us over six years, of which $42.5 million has been received through the end of 2001. The remaining payments are owed over the next three years as follows: $7.5 million, $25.0 million and $25.0 million, respectively. Under the program supply agreement, PTVI has a commitment with us to license international TV rights to each year's output production which expires in 2049, with payments representing a percentage of our annual production spending. Until PTVI generates sufficient cash flow from operations, PTVI's ability to fund its operations, including making library license and programming output payments to us, is dependent on receiving capital contributions principally from Claxson and also from us. Under PTVI's operating agreement, if either member fails to make any mandatory capital contributions when due, PTVI must send the defaulting member written notice of such default and provide the defaulting member 15 days from the date of the notice to contribute the required capital contribu tion in order to cure the default. If the defaulting member fails to cure the default, the management committee of PTVI, acting without the vote of the members of the management committee

                                     5


appointed by the defaulting member, may elect to permit the non-defaulting member to advance funds to PTVI to cover the unpaid amounts. Amounts that a non-defaulting member advances become a demand loan due and owing from the defaulting member to the non-defaulting member, bearing interest at 150 basis points above the prime rate. If the default is not cured within a further period of 90 days, the non-defaulting member that has advanced funds may elect to convert all or a portion of the loan plus accrued interest into a capital contribution to PTVI. In that event, the percentage interests of the members would be adjusted to reflect the additional capital contribution by the non-defaulting member. If a defaulting member fails to contribute mandatory capital contributions on three occasions, whether or not consecutive, and the defaulting member fails to cure the defaults within the 15 day cure period, the management committee may propose to dissolve PTVI in accordance with the operating agreement or may elect to permit PTVI or the non-defaulting member to purchase the defaulting member's entire equity interest in PTVI for an amount equal to the positive balance of the defaulting member's capital account in PTVI less the amount of unpaid capital contributions or, if advances have been made, the advances plus interest. In addition, PTVI may be dissolved if, among other things, there is an uncured breach of a material obligation under the program supply or trademark license agreements or the commission of a breach of the operating agreement.

         We also have the right to terminate the program supply and trademark license agreements in the event we elect to dissolve PTVI as a result of Claxson's failure to perform its obligations under PTVI's operating agreement or PTVI's failure to perform under the program supply and trademark license agreements, including PTVI's failure to make required payments to us when due, subject to specified rights to cure.

         In a March 15, 2002 filing with the SEC, Claxson indicated that it is evaluating a number of alternatives and taking certain steps which, if not completed successfully and in a timely manner, would result in its auditors expressing a "going concern opinion" in connection with the filing of Claxson's annual report in June 2002. Although Claxson has, to date, funded its obliga tions with respect to PTVI, PTVI's independent auditors have expressed a "going concern opinion" in their report relating to PTVI's financial statements for the fiscal year ended December 31, 2001. The reasons cited as the basis for raising substantial doubt as to PTVI's ability to continue as a going concern are the potential inability of Claxson to make required capital contributions combined with PTVI's losses from operations. If PTVI is unable to make required payments to us in a timely manner, either because of Claxson's failure to fund its capital contribution obligations or otherwise, we may be required to take steps to address this by, among other things, restructuring the PTVI agreements, reducing operating expenses, seeking amendments to our credit facility or seeking additional capital. If these efforts are not successful, our future financial condition and operating results could be materially adversely affected.

We may not realize the expected benefits of the acquisition of The Hot Network, The Hot Zone and Vivid TV.

         We recently acquired two networks, The Hot Network and The Hot Zone, and the related television assets of Califa. In addition, under the asset purchase agreement related to the Califa networks, upon the resolution of certain contingencies, we will acquire a third network, Vivid TV and the related television assets from VODI. The asset purchase agreement provides that we will manage the Vivid TV assets in accordance with provisions contained in the asset purchase agreement until the closing of the purchase of the Vivid TV assets. These provisions generally

                                     6


allocate to us the risks and benefits associated with the ownership of the Vivid TV assets. The Vivid TV closing will take place promptly following the earliest to occur of (a) our obtaining the consent of DTV to the transfer of the Vivid TV assets or (b) the earlier of the termination of the license agreement between DTV and VODI or December 31, 2004.

         We cannot be sure that we will succeed in integrating the operations of the three networks without encountering difficulties or that we will realize the expected operating efficiencies, cost savings, synergies, increased sales and profits and other benefits from the integration. The diversion of management attention and any difficulties encountered in the transition and integration process could have a material adverse effect on the operating results of the combined company. In addition, a substantial part of the revenues from these businesses are derived from contracts with cable and satellite television operators that can be terminated without penalty on short notice. If these agreements are terminated and not replaced by comparable agreements or the terms of the agreements are made less favorable, our business could be adversely affected.

If we engage in future acquisitions, we will incur a variety of costs and may never realize the anticipated benefits of the acquisition.

         If appropriate opportunities become available, we may attempt to acquire businesses, products or technologies that we believe are a strategic fit with our business. If we do undertake any transaction of this sort, the process of integrating an acquired business, product or technology may result in unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for ongoing development of our business. Moreover, we may fail to realize the anticipated benefits of any acquisition. Future acquisitions could dilute existing stockholders' ownership interest in us and could cause us to incur debt, expose us to future liabilities and in some circumstances result in amortization expenses related to other intangible assets.

Future sales or issuances of equity or convertible securities could depress the market price of our Class B common stock and be dilutive and affect our ability to raise funds through equity issuances.

         If our stockholders sell substantial amounts of our Class B common stock or we issue substantial additional amounts of our equity securities or securities convertible into our equity securities, or there is a belief that such sales or issuances could occur, the market price of our common stock could fall. These factors could also make it more difficult for us to raise funds through future offerings of equity securities, or securities convertible into equity securities. In connection with the acquisition of The Hot Network, The Hot Zone and Vivid TV, we are obligated to make payments totaling approximately $70 million over a ten- year period and up to an additional $12 million if certain financial performance targets are met. We have the option to pay approximately $70 million of these payments in cash or shares of our Class B common stock. In addition, we may be obligated to issue additional shares to the selling stockholders as make-whole payments or as interest on unpaid portions of the purchase price under some circumstances. Of the 1,475,459 shares covered by this prospectus, 21,971 are interest shares. The number of shares issued in satisfaction of each payment will be based on the market price of Class B common stock at the time of issuance. The number of shares issued in satisfaction of each payment will be determined by dividing the aggregate stock consideration to be paid in the payment by the average of the average sale price per share of our Class B common stock for each of the five trading days ending on the second trading day preceding the date of issuance.

                                     7


No interest has accrued in connection with the payment of the second installment of consideration. In addition, in the event that Playboy.com does not satisfy its redemption obligations in connection with the issuance of $15 million of its Series A Preferred Stock, Playboy is obligated to satisfy these obligations, at its election, in cash, shares of Class B common stock or any combination of the two.

         Playboy.com issued a promissory note, dated as of December 17, 2001, to Hugh M. Hefner, our Founder and Editor-in-Chief, under which Mr. Hefner has agreed to lend up to $10 million to Playboy.com from time to time until December 31, 2002. In conjunction with the issuance of the promissory note, we entered into an agreement with Mr. Hefner under which he has the right to surrender the promissory note to us for shares of our Class B common stock on or after the earliest to occur of specified surrender events, if the promissory note has not been paid in full. In the event Mr. Hefner elects to surrender the promissory note for shares of our Class B common stock, we will issue to him the number of shares equal to the outstanding principal and interest on the note divided by $19.90. For additional information regarding the promissory note and the related agreement with Mr. Hefner, please see our Annual Report on Form 10-K, filed with the SEC on March 21, 2002, as amended by Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2001, filed with the SEC on April 15, 2002, which is incorporated by reference in this prospectus.

         As a result of the potential issuance of shares pursuant to the acquisition, the contingent redemption obligations or surrender of the Hefner note to us, each as described above, a substantial number of additional shares of Class B common stock could be issued in the future. We are obligated to register these shares upon issuance and they would therefore become freely tradable, subject to our right to suspend sales in certain circumstances, and in the case of shares issued to the former owners of Califa and VODI, on contractual volume limitations. See "Plan of Distribution" for more detail on the limitation of sales of the shares covered by this prospectus. Finally, as a regular part of our strategic planning, we seek to identify potential strategic and other investors in our company and Playboy.com. We may in the future elect to sell to such investors equity of our company or Playboy.com or securities convertible into the equity of our company or Playboy.com. These issuances could potentially be dilutive to shareholders and result in additional shares of our common stock being available for sale in the public marketplace.

Our Playboy Online Group faces many uncertainties relating to development of the Internet.

         Continuous development. If we fail to continue to develop and introduce new content, features, functions or services effectively or fail to improve the consumer experience, our results of operations could be materially adversely affected.

         Internet use growth. If use of the Internet declines we may not realize the expected benefits of our investments in the Playboy Online Group. Internet usage may be inhibited for any of the following reasons:

        o     inadequate Internet infrastructure;

        o unwillingness of companies and customers to shift their purchasing to on-line vendors;

                                     8


        o     security and privacy concerns;

        o     the lack of compelling content;

        o problems relating to the development of the required technology infrastructure; and

        o     the unavailability of cost-effective, high-speed service.

         Security risks. Online security breaches could materially adversely affect our Playboy Online Group business and results of operations. Any well-publicized compromise of security could deter use of the Internet in general or use of the Internet to conduct transactions that involve transmitting confidential information or downloading sensitive materials in particular. In offering online payment services, we may increasingly rely on technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as consumer credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography or other developments could compromise or breach the algorithms that we use to protect our consumers' transaction data. In addition, experienced programmers may attempt to misappropriate proprietary information or cause interruptions in our services which could require us to expend significant capital and resources to protect against these problems.

We need to obtain additional capital to fund our Playboy Online Group.

         Our Playboy Online Group has generated significant operating losses since it commenced operations and has not yet generated cash sufficient to fund its operations. Our credit agreement currently restricts our ability to provide additional funds to Playboy.com. As a result, we have sought external financing and continue to seek financing from strategic and financial investors to provide the capital required to finance Online's operations.

         On December 27, 2001, Playboy.com borrowed $5 million from Mr. Hefner pursuant to a promissory note, dated as of December 17, 2001, issued by Playboy.com to Mr. Hefner. Under the note, Mr. Hefner has agreed to lend up to $10 million to Playboy.com from time to time until December 31, 2002. Playboy.com will pay interest, each month in cash, on the unpaid balance of the principal amount borrowed by Playboy.com at an annual rate of nine percent (9.0%). We cannot assure you that the funds we borrow under the promissory note will be sufficient to fund Playboy.com's operations until such time, if ever, that it reaches profitability.

         Our Playboy Online Group's ability to reach profitability is dependent on:

        o our ability to continue to successfully market our products online;

        o our ability to attract and retain a significant subscriber base for our content and our ability to charge on a pay-per-view basis for that content;

        o our ability to successfully offer Internet gaming and grow our international online business;

                                     9


        o     our ability to generate advertising and sponsorship revenues;

        o our ability to develop and create content that meets the demands of our target market; and

        o     our ability to successfully promote our online brands.

         We cannot assure you that we will be able to obtain additional third-party financing in the amounts, on the terms and within the time frames required or that Playboy.com will generate revenue sufficient to fund its operations. In these events, Playboy.com may be forced to discon tinue operations. In addition, any financing could be dilutive to our interests in Playboy.com or could be dilutive to shareholders of Playboy.

We may not be able to successfully compete with larger competitors or with other forms of entertainment.

         We derive a significant portion of our revenue from subscriber-based fees, advertising and licensing, for which we compete with various other media, including magazines, newspapers, television, radio and Internet websites that offer customers information and services similar to what we provide. We also compete with providers of alternative leisure time activities and media. Competition could result in price reductions, reduced margins or loss of market share, any of which could have a material adverse effect on our financial performance.

         We face our competition on both country and regional levels. In addition, each of our businesses competes with companies that deliver content through the same platforms and with companies that operate in different media businesses. We cannot assure you that we can remain as competitive as we currently are with companies that have greater resources or that offer alternative entertainment and information options.

If we are unable to generate revenues from advertising and sponsorships, or if we were to lose our large advertisers or sponsors, our business would be harmed.

         If companies perceive Playboy magazine or Playboy.com to be a limited or ineffective advertising medium, they may be reluctant to advertise in our products or be a sponsor of our company. Our ability to generate significant advertising and sponsorship revenues depends upon several factors, including, among others, the following:

        o our ability to maintain a large, demographically attractive subscriber base for Playboy magazine and Playboy.com;

        o     our ability to maintain attractive advertising rates;

        o     our ability to attract advertisers and sponsors; and

        o our ability to provide effective advertising delivery and measurement systems.

         Our advertising revenues are also dependent on the level of spending by advertisers, which is impacted by a number of factors beyond our control, including general economic conditions, changes in consumer

                                     10


purchasing and viewing habits and changes in the retail sales environment. Our existing competitors, as well as potential new competitors, may have signifi cantly greater financial, technical and marketing resources than we do. These companies may be able to undertake more extensive marketing campaigns, adopt aggressive advertising pricing policies and devote substantially more resources to attracting advertising customers.

Our level of indebtedness could adversely affect our business, results of operations and our growth strategy.

         As of December 31, 2001, we had $101,578,000 of aggregate indebtedness outstanding. At that date, we had $24,275,000 of additional borrowings available under our credit facility. Based on our current plans and assumptions, we believe that our current cash position and future cash flows from operations in addition to available lines of credit will be sufficient to fund our operations for at least the next 12 months. However, there can be no assurance that we will achieve our planned results or that future events will not require us to seek additional capital sooner. To the extent capital resources are required by us, there can be no assurance that such funds will be available on favorable terms, or at all. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities could result in dilution to our shareholders. The unavailability of funds could have a material adverse effect on our financial condition, results of operations and the ability to expand our operations.

         Our level of indebtedness could have important consequences to you:

        o increasing our vulnerability to general adverse economic and industry condi tions;

        o limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

        o limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

        o disadvantaging us compared to competitors with less indebtedness.

         Our ability to borrow under our principal credit facility is subject to our continued compliance with applicable financial ratios and covenants which may be beyond our control.

Ownership of Playboy Enterprises, Inc. is concentrated.

         Mr. Hefner beneficially owned approximately 69.5% of our Class A common stock as of December 31, 2001. As a result, given that our Class B common stock are non-voting shares, Mr. Hefner possesses significant influence over Playboy on all matters, including the election of directors. The concentration of our share ownership may:

        o     delay or prevent a change in control;

        o impede a merger, consolidation, takeover, or other transaction involving Play boy; or

                                     11


        o discourage a potential acquiror from making a tender offer or otherwise attempt ing to obtain control of Playboy.

Our ownership structure may reduce the liquidity of our Class B common stock compared to the equity securities of other companies listed on the NYSE.

         Our Class B common stock has no voting rights, except as provided in our Amended and Restated Certificate of Incorporation and by Delaware law. Holders of our Class B common stock have no right to vote in the election of directors. Our Class A common stock and Class B common stock have equal rights with respect to dividends, and our certificate of incorporation includes provisions intended for the benefit of holders of our Class B common stock. See "Description of Capital Stock" for more information about the rights and limitations associated with our Class B common stock.

The terms of our credit agreement prohibit us from making payments with respect to our Class B common stock.

         The terms of our credit agreement prohibit us from paying any cash dividends on our common stock. We do not currently intend to pay any cash dividends on our Class B common stock for the foreseeable future.

We depend on our key personnel.

         We believe that our ability to successfully implement our business strategy and to operate profitably depends on the continued employment of some of our senior management team. If these members of the management team become unable or unwilling to continue in their present positions, our business and results of operations could be materially adversely affected.


                           ABOUT THIS PROSPECTUS

         Unless otherwise stated or the context otherwise requires, references in this prospectus to "Playboy," "we," "our," or "us" refer to Playboy Enterprises, Inc. and its consolidated subsidiaries.

         This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, the selling stockholders may, from time to time, sell in the aggregate up to 1,475,459 shares of our Class B common stock as described in this prospectus. You should read this prospectus and any accompanying prospectus supplement together with the additional information contained under the heading "Where You Can Find More Information."

         You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling stockholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

                                     12


         You should assume that the information in this prospectus is accurate as of the date of the prospectus. Our business, consolidated financial condition, consolidated results of operations and prospects may have changed since that date.


                    WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements, information statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains an Internet site at http://www.sec.gov which also contains our annual, quarterly and special reports, proxy statements, information statements and other informa tion.

         This prospectus is part of a registration statement filed by us with the SEC. It does not contain all of the information included or incorporated by reference in the registration statement. The full registration statement can be obtained from the SEC as indicated above or from us.

         The SEC allows us to "incorporate by reference" information from other documents that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering is completed:

        - Annual Report on Form 10-K for the year ended December 31, 2001, filed with the SEC on March 21, 2002, as amended by Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2001, filed with the SEC on April 15, 2002; and

        - Amendment No. 2 to Current Report on Form 8-K dated July 6, 2001, filed with the SEC on April 15, 2002.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                           Investor Relations
                           Playboy Enterprises, Inc.
                           680 North Lake Shore Drive
                           Chicago, Illinois 60611
                           (312) 751-8000


                                     13


                         FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated by reference herein contain "for ward-looking statements" as to expectations, beliefs, plans, objectives and future financial performance, and assumptions underlying or concerning the foregoing. These statements involve known and unknown risks, uncertainties and other factors, which could cause actual results, performance or outcomes to differ materially from those expressed or implied in the for ward-looking statements. The following are some of the important factors that could cause actual results, performance or outcomes to differ materially from those discussed in the forward-looking statements:

        o foreign, national, state and local government regulation, actions or initiatives, including:

              o attempts to limit or otherwise regulate the sale, distribution or transmis sion of adult-oriented materials, including print, video and online materials,

              o changes in or increased regulation of gaming businesses, which could limit our ability to obtain licenses, and the impact of federal and state laws on gaming businesses generally,

              o limitations on the advertisement of tobacco, alcohol and other products which are important sources of advertising revenue, or

              o substantive changes in postal regulations or rates which could increase our postage and distribution costs;

        o risks associated with foreign operations, including market accep tance and demand for our products and the products of our licensees and our ability to manage the risk associated with our exposure to foreign currency exchange rate fluctuations;

        o     increases in interest rates;

        o changes in general economic conditions, consumer spending habits, viewing patterns, fashion trends or the retail sales environment which, in each case, could reduce demand for our programming and products and impact our advertising revenues;

        o our ability to protect our trademarks and other intellectual property;

        o risks as a distributor of media content, including becoming subject to claims for defamation, invasion of privacy, negligence, copyright, patent or trademark infringement, and other claims based on the nature and content of the materials distributed;

        o the dilution from any potential issuance of additional Playboy common stock in connection with acquisitions by us and investments in Playboy.com;

        o competition for advertisers from other publications, media or online providers or any decrease in spending by advertisers, either generally or with respect to the adult male market;

        o competition in the cable, DTH, men's magazine and Internet markets;

        o reliance on third parties for technology and distribution for the television video- on-demand and Internet businesses;

                                     14


        o changes in distribution technology and/or unforeseen delays in the implementa tion of that technology by the cable and DTH industries, which might affect our plans and assumptions regarding carriage of our networks;

        o risks associated with losing access to transponders, competition for transponders and channel space and any decline in our access to, and acceptance by, cable and DTH systems or any deterioration in the terms or cancellation of fee arrange ments with operators of these systems;

        o attempts by consumers or citizens groups to exclude our programming from pay television distribution;

        o risks associated with integrating the operations of the networks related to the Califa acquisition and the risks that we may not realize the expected operating efficiencies, synergies, increased sales and profits and other benefits from the acquisition;

        o PTVI's ability to finance its operations, including making library license and programming output payments to us, will depend principally on the ability of Claxson, our venture partner, and also us to make capital contributions, until PTVI generates sufficient funds from operations. If these payments are not made, our future financial condition and operating results could be materially and adversely affected;

        o     increases in paper or printing costs;

        o effects of the national consolidation of the single-copy magazine distribution system;

        o uncertainty of the viability of the Internet gaming, e-commerce, advertising and subscription businesses; and

        o our ability to obtain adequate third-party financing, including equity investments, to fund our Internet business, and the timing and terms of such financing.

        In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expects," "plans," "intends," "anticipates," "believes," "estimates," "projects," "potential" and similar expressions intended to identify forward-looking statements. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading "Risk Factors." These forward-looking statements represent our estimates and assumptions only as of, with respect to this prospectus, the date of this prospectus and, with respect to the documents incorporated by reference herein, the respective dates of those documents, and we assume no obligation to update them even though our situation may change in the future.


                              USE OF PROCEEDS

         All proceeds from the sale of the Class B common stock offered hereby will be for the account of the selling stockholders, as described below. We will not receive any of the proceeds from the sale from time to time of the Class B common stock offered hereby.

                                     15


                        DESCRIPTION OF CAPITAL STOCK

         General. Our authorized capital stock consists of 37,500,000 shares of common stock, of which 7,500,000 shares are Class A common stock, par value $0.01 per share, and 30,000,000 shares are Class B common stock, par value $0.01 per share. All outstanding shares of our Class A common stock and Class B common stock are validly issued, fully paid and non-assessable.

         Voting. Each share of Class A common stock entitles its holder to one vote on all matters submitted to the stockholders, including the election of directors. Each share of Class B common stock has no voting rights, other than those as described below or as required by law. Under the Delaware General Corporation Law, which we refer to as DGCL, holders of Class B common stock are entitled to vote on proposals to increase or decrease the number of authorized shares of Class B common stock, to change the par value of the Class B common stock or to alter or change the powers, preferences or special rights of the shares of Class B common stock which may affect them adversely.

         Dividends and Other Distributions (including Distributions upon Liquidation or Sale of Playboy). Each share of Class A common stock and Class B common stock is equal with respect to dividends and other distributions in cash, stock or property (including distributions upon liquidation, dissolution or winding up of Playboy), except as described below. Dividends or other distributions payable on our capital stock in shares of stock will be made to all holders of our capital stock and may be made either (a) in shares of Class B common stock or any security other than Class A common stock to the record holders of both Class A common stock and Class B common stock, or (b) in shares of Class A common stock to the record holders of Class A common stock and shares of Class B common stock to the record holders of Class B common stock. In no event will either Class A common stock or Class B common stock be split, divided or combined unless the other is proportionately split, divided or combined. Our credit agreement currently prohibits the payment of cash dividends.

         Non-Convertibility. Neither the Class A common stock nor the Class B common stock is convertible into the other, or any of our other securities.

         Minority Protection Transactions. If any person or group acquires beneficial ownership of additional Class A common stock (other than upon original issuance by us, by operation of law, by will or the laws of descent and distribution, by gift or by foreclosure of a bona fide loan), or any persons holding Class A common stock form a group, and the acquisition or formation results in that person or group owning 10% or more of the Class A common stock then outstanding, which we refer to as a "Related Person," and the Related Person does not then own an equal or greater percentage of all outstanding shares of Class B common stock, the Related Person must, within a 90-day period beginning the day after becoming a Related Person, make a public tender offer to acquire additional shares of Class B common stock, which we refer to as a "Minority Protection Transaction." For purposes of this provision, "beneficial ownership" and "group" have the respective meanings of those terms as used in Rule 13d-3 and Rule 15d-5(b) under the Exchange Act or any successor statute or regulations.

         In a Minority Protection Transaction, the Related Person must offer to acquire from the holders of Class B common stock that number of shares of additional Class B common stock, which we refer to as the "Additional Shares," determined by (1) multiplying the percentage of

                                     16


outstanding Class A common stock beneficially owned by the Related Person by the total number of shares of Class B common stock outstanding on the date the person or group became a Related Person, and (2) subtracting the total number of shares of Class B common stock beneficially owned by the Related Person on that date (including shares acquired on that date or before the time the person or group became a Related Person). The Related Person must acquire all shares validly tendered or, if the number of shares tendered exceeds the number determined under the formula, a proportionate amount from each tendering holder.

         The offer price for any shares required to be purchased by the Related Person in a Minority Protection Transaction is the greater of (1) the highest price per share paid by the Related Person for any share of Class A common stock in the six-month period ending on the date the person or group became a Related Person, or (2) the highest bid price of a share of the Class A common stock or Class B common stock on the NYSE on the date the person or group became a Related Person.

         A Minority Protection Transaction will also be required by any Related Person, and any other person or group beneficially owning 10% or more of the outstanding Class A common stock, which we refer to as an "Interested Common Stockholder," that acquires additional Class A common stock (other than upon issuance or sale by us, by operation of law, by will or the laws of descent and distribution, by gift or by foreclosure of a bona fide loan) or joins with other persons to form a group, whenever an additional acquisition or formation results in the Related Person or Interested Common Stockholder owning the next highest integral multiple of 5% (e.g. 15%, 20%, 25%, etc.) of the outstanding Class A common stock and the Related Person or Interested Common Stockholder does not own an equal or greater percentage of all outstanding shares of Class B common stock. The Related Person or Interested Common Stockholder will be required to extend an offer to buy that number of Additional Shares prescribed by the formula stated above, and must acquire all shares validly tendered or a proportionate amount as specified above at the price determined above, even if a previous offer resulted in fewer shares of Class B common stock being tendered than the previous offer included.

         The requirement to engage in a Minority Protection Transaction is satisfied by making the requisite offer and purchasing validly tendered shares, even if the number of shares tendered is less than the number of shares included in the required offer. The penalty applicable to any Related Person or Interested Common Stockholder that fails to make a required offer, or to purchase shares validly tendered (after proration, if any), is to suspend automatically the voting rights of the shares of Class
A common stock owned by the Related Person or Interested Common Stockholder until completion of the required offer or until divestiture of the shares of Class A common stock that triggered the offer requirement. Neither the Minority Protection Transaction requirement nor the related penalty apply to any increase in percentage ownership of Class A common stock resulting solely from a change in the total amount of Class A common stock outstanding.

         Similar requirements apply to any purchases by Playboy, except that any treasury shares will be included in the calculations. All calculations are based upon numbers of shares reported by Playboy in its most recent annual or quarterly report filed under the Exchange Act, or any current report filed on Form 8-K.

                                     17


        This provision of our Amended and Restated Certificate of Incorporation may be amended in a manner adversely affecting the holders of Class B common stock (includingamendments effected in any merger or consolidation involving us) only if the amendment is approved by a majority vote of holders of Class B common stock who are not Related Persons or Interested Common Stockholders.

         Preemptive Rights. Our capital stock does not carry any preemptive rights enabling a holder to subscribe for or receive shares of any class of our capital stock or any other securities convertible into shares of any class of our capital stock.

         Mergers and Acquisitions. Each holder of Class B common stock will be entitled to receive the same per share consideration as the per share consideration, if any, received by any holder of the Class A common stock in a merger or consolidation of Playboy (whether or not we are the surviving corporation). Any issuance of shares of Class A common stock in a merger or other acquisition transaction must be approved by the holders of a majority of the shares of Class A common stock unless shares of Class B common stock are also issued in the transaction and the quotient determined by dividing the number of shares of Class B common stock to be so issued by the number of shares of Class A common stock to be so issued is at least equal to the quotient determined, immediately before the transaction, by dividing the total number of outstanding shares of Class B common stock by the total number of outstanding shares of Class A common stock and Class B common stock taken together.

         Section 203 of the DGCL generally prohibits some Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the person became an interested stockholder, unless (1) before the time the stockholder became an interested stockholder, the board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (2) when the transaction resulting in the person becoming an interested stockholder was completed, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction com menced (excluding, for purposes of determining the number of shares outstanding, shares owned by some directors or some employee stock plans), or (3) on or after the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote (and not by written consent) of at least two-thirds of the outstanding voting stock excluding any stock owned by the interested stockholder. A "business combination" includes a merger, asset sale and some other transactions resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who (other than the corporation and any direct or indirect majority owned subsidiary of the corporation), together with affiliates and associates, owns (or, is an affiliate or associate of the corporation and, within three years prior, did own) 15% or more of the corporation's outstanding voting stock. A Delaware corporation may "opt out" from the application of Section 203 of the DGCL through a provision in its certificate of incorporation. Our Amended and Restated Certificate of Incorpora tion does not contain a provision of that kind and we have not "opted out" from the application of
Section 203 of the DGCL.

        Transfer Agent and Registrar. The transfer agent and registrar for our capital stock is LaSalle Bank National Association.

                                     18


                            SELLING STOCKHOLDERS

         The table below presents information with respect to the selling stockholders and the number of shares of our Class B common stock that each may offer under this prospectus. The selling stockholders received the shares of Class B common stock covered by this prospectus in connection with the acquisition of two networks, The Hot Network and The Hot Zone, and the related television assets of Califa and a third network, Vivid TV, and the related television assets from VODI. The shares were acquired in a private transaction. Under the terms of the transaction, we agreed to pay $70 million over ten years and up to an additional $12 million if certain financial performance milestones are met. We have the option to use our Class B common stock to make up to approximately $70 million of these payments. Shares covered by this prospectus were issued in connection with the payment of the first two installments of consideration under the acquisition agreement in the amounts of $16 million and $6.5 million due in 2001and 2002, respectively, as well as interest on the first installment as described below. The number of shares we issue will be based on the trading prices of our Class B common stock surrounding the applicable payment dates. Prior to each scheduled payment of consideration, we must provide the selling stockholders with written notice specifying the portion of the purchase price payment we intend to pay in cash and the portion in Class B common stock. If we notify the selling stockholders that we intend to issue Class B common stock, the selling stockholders must elect the portion of the shares that the selling stockholders want us to register for resale under the Securities Act. We refer to these shares as "eligible shares." We are then obligated to issue eligible shares registered for resale under the Securities Act. The selling stockholders may sell the eligible shares received during the 90-day period following the date the eligible shares are issued. If we do not get the registration statement relating to the resale of our shares issued in connection with a specified payment effective within the periods set forth in the agreement, we are also obligated to pay the selling stockholders interest on the amount of the payment until the registration statement is declared effective. The interest payment can be paid in shares of our Class B common stock at our option. As of April 17, 2002, $587,666.68 and $2,437.50 in interest had accrued in connection with the payment of the first and second installments of consideration, respectively, in accordance with the agreement. On March 12, 2002, we paid the selling stockholders $250,000 in cash as a partial payment of interest due under the agreement. We are paying the balance of the interest payment in the amount of $340,104.18 in shares of our Class B common stock. Accordingly, we issued 21,971 shares of our Class B common stock in satisfaction of this obligation. For purposes of this section, references to eligible shares also includes any shares of Class B common stock issued to pay any required interest payments, if applicable. The number of eligible shares that may be sold on any day during a selling period is limited under the asset purchase agreement. A selling period will be extended if the applicable volume limitations did not permit all of the eligible shares to be sold during that selling period, assuming that the maximum number of shares were sold on each day during the period.

         If the selling stockholders elect to sell eligible shares during the applicable selling period and the proceeds from those sales are less than the aggregate value of the eligible shares sold when the shares were issued, we have agreed to make the selling stockholders whole for the shortfall by, at our option, (i) paying the shortfall in cash, (ii) issuing additional shares of Class B common stock in an amount equal to the shortfall (we refer to these shares as "make-whole shares"), or (iii) increasing the next scheduled payment of consideration to the selling stockholders in an amount equal to the shortfall plus interest on the shortfall at a specified interest rate until the next scheduled payment of consideration. The foregoing make-whole mechanism will apply only to the

                                     19


extent the selling stockholders have sold the maximum number of shares they are entitled to sell during the applicable selling period in accordance with the applicable volume limitations. See "Plan of Distribution" for a description of the volume limitations.

         If we elect to issue make-whole shares, we are obligated to issue shares that are registered for resale under the Securities Act and the selling stockholders are entitled to sell those shares during a 30-day selling period that follows their issuance. Sales of make-whole shares are also subject to volume limitations and the selling periods applicable to make-whole shares will also be extended if the applicable volume limitations did not permit all of the make-whole shares to be sold during the applicable selling period, assuming that the maximum number of shares were sold on each day during the period. If during the applicable selling period for eligible shares or make- whole shares, the sales proceeds exceed the amount of the purchase price payment or the amount of the make-whole payment, the selling stockholders will immediately cease the offering and sale of the remaining eligible shares or make-whole shares, as applicable, and the remaining eligible shares or make-whole shares, as applicable, will be returned promptly to us along with any excess sales proceeds.

         Any eligible shares or make-whole shares which the selling stockholders do not elect to sell during the applicable selling period will be deregistered and may not be sold unless the sale is exempt from the registration requirements of the Securities Act. Any shares of Class B common stock which the selling stockholders do not designate as eligible shares will not be registered for resale and may not be sold except in a transaction exempt from the registration requirements of the Securities Act.

         As of February 28, 2002, there were 19,676,047 shares of Class B common stock outstanding. This prospectus registers for resale the shares that the selling stockholders have designated as eligible shares in connection with the first two installments of the payment of the consideration for the transaction and interest accrued from September 14, 2001(the "Interest Starting Date") for the first installment of consideration. The Interest Starting Date was the date by which we were required to have this registration statement declared effective with respect to the payment of the first installment of consideration.

         Information regarding the selling stockholders may change from time to time and any changed information will be set forth in a prospectus supplement to the extent required. As of the date of this prospectus, Steven Hirsch, Dewi James and William Asher, as a group, exercise voting and investment control over Califa and VODI. Other than the beneficial ownership of the shares issued to the selling stockholders in connection with the asset purchase agreement, as of the date of this prospectus, the selling stockholders do not beneficially own any of our common stock.

         We have agreed to pay all expenses incurred by us in connection with the registration for resale of the Class B common stock including any registration and filing fees. We have also agreed to pay, within 5 days of the date of this prospectus, at our option in cash, additional shares of Class B common stock, or any combination of cash and stock, an amount equal to the estimated reasonable per share selling commission in accordance with the prevailing market rate. We and the selling stockholders have agreed that initially this selling commission will be $0.05 per share of Class B common stock.

                                     20


                   Shares                                      Shares of
                   of Class B              Number of           Class B
                   Common Stock            Shares of           Common Stock to
                   Owned Prior             Class B Common      be Beneficially
Selling            to this                 Stock Being         owned after
Stockholders       Offering                Offered             the Offering
-------------------------------------------------------------------------------
Califa                 0                       595,643               0

VODI                   0                       879,816               0
-------------------------------------------------------------------------------
   Total               0                     1,475,459               0



                   Shares                                      Shares of
Beneficial         of Class B              Number of           Class B
Ownership by       Common Stock            Shares of           Common Stock to
Principals         Owned Prior             Class B Common      be Beneficially
of Selling         to this                 Stock Being         owned after
Stockholders       Offering                Offered             the Offering
-------------------------------------------------------------------------------

Steve Hirsch           0                       492,471               0

Dewi James             0                       492,471               0

William Asher          0                       490,517               0
-------------------------------------------------------------------------------
   Total               0                     1,475,459               0

         The selling stockholders may sell any or all of the shares offered by this prospectus. We do not know when or in what amounts a selling stockholder may offer shares for sale. Because the selling stockholders may offer all or some of the shares pursuant to the offering, we cannot estimate the number of shares that will be held by the selling stockholders after completion of the offering. For purposes of the above table we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

         Except in connection with the acquisition of the three networks described above or described in this paragraph below, none of the selling stockholders has held any position or office with, or has otherwise had a material relationship with, us and/or any of our subsidiaries within the past three years.


                            PLAN OF DISTRIBUTION

         This prospectus, including any amendment or supplement, may be used in connection with the sale of up to 1,475,459 shares of our Class B common stock.

         Under the terms of the acquisition agreement relating to the acquisition of The Hot Network, The Hot Zone and Vivid TV, the selling stockholders are required to offer the shares covered by this prospectus through ordinary brokerage transactions in which the broker solicits purchases at prevailing market prices.

         With our consent, the selling stockholders may also sell their shares at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transac tions by one or more of, or a combination of, the following methods:

        o purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

        o block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; and

                                     21


        o     in privately negotiated transactions.

         The selling stockholders are under no obligation to sell all or any of the shares. We have agreed to pay selling commissions of $0.05 per share of Class B common stock.

         The selling stockholders may sell shares covered by this prospectus from the date the registration statement registering the shares covered by this prospectus is first declared effective until the earlier of the date that is 90 days thereafter, as may be extended as discussed below, and the date that all shares covered by this prospectus will have been sold. This period of time is referred to as the selling period.

         The sale of the shares of Class B common stock under this prospectus are also subject to certain volume limitations. The number of shares relating to the first installment of consideration that the selling stockholders may sell during the selling period may not exceed the product of (1) the average of our Class B common stock's daily trading volume for the prior eight calendar weeks ending on the second day prior to the beginning of the selling period and (2) 40. In addition, the number of shares relating to the first installment of consideration that the selling stockholders may sell during any trading day during the selling period may not exceed 50% of the average daily trading volume of our Class B common stock for the 30 trading days ending on the second trading day prior to the beginning of the selling period. The number of shares relating to the second installment of consideration that the selling stockholders may sell during the selling period may not exceed the product of (1) the average of our Class B common stock's daily trading volume for the prior eight calendar weeks ending on the second day prior to the beginning of the selling period and (2) 30. In addition, the number of shares relating to the second installment of consideration that the selling stockholders may sell during any trading day during the selling period may not exceed 25% of the average daily trading volume of our Class B common stock for the 30 trading days ending on the second trading day prior to the beginning of the selling period. We may waive or modify the above volume limitations by making them less restrictive by delivering not less than three trading days' written authorization to the selling stockholders.

         If the above volume limitations would not permit the selling stockholders to sell all of the shares covered by this prospectus during the 90 day period referenced above, the selling period will be extended by the number of trading days required to sell the shares covered by this prospectus assuming that the maximum number of shares were sold during each trading day during the selling period. If the selling stockholders, using commercially reasonable efforts, are unable to sell all of the shares covered by this prospectus by the end of the selling period as extended, then the selling period will be extended for an additional five trading days provided that the selling stockholders have notified us within ten days of the end of the selling period that they will be unable to sell all the shares prior to the end of the selling period.

         With respect to the resale of the shares issued in connection with the second installment of consideration only, we may postpone or suspend for a period of time not to exceed 90 days, referred to as a blackout period, the selling period if we reasonably determine that the offering of eligible shares by the selling stockholders would impede, delay or interfere with any financing, offer or sale of securities, acquisition or other material transaction involving us or any of our affiliates, or require disclosure of material information as to which disclosure at that time would not be in our or our stockholders' best interests. The blackout period would terminate upon public disclosure by us of the material information or completion or abandonment of the transaction.

                                     22


Upon notice by us to the selling stockholders of such determination, the selling stockholders must promptly halt any offer, sale, trading or transfer of any eligible shares for the duration of the blackout period and promptly halt any use, publication, dissemination or distribution of any prospectus for the duration of the blackout period. If we give such notice, the selling period will be extended for a period equal to the lesser of the actual length of the blackout period and the number of days necessary to sell the applicable eligible shares. We cannot impose more than two blackout periods during any 360-day period and the consecutive cumulative length of any two blackout periods cannot exceed 150 days.

         In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under the rules and regulations under the Exchange Act, any person engaged in a distribution of the shares offered pursuant to this prospectus may be limited in his ability to engage in market activities with respect to those shares. Each selling stockholder will be subject to the provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. Those rules and regulations may limit the timing of purchases and sales of any shares offered by the selling stockholders pursuant to this prospectus, which may affect the marketability of the shares offered by this prospectus.

         In offering the shares covered by this prospectus, the selling stockholders and any broker- dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.


                               LEGAL MATTERS

         The validity of the securities offered by this prospectus will be passed upon for Playboy by Skadden, Arps, Slate, Meagher & Flom (Illinois).


                                  EXPERTS

         The financial statements and schedule incorporated in this prospectus by reference to the annual report on Form 10-K for the year ended December 31, 2001, as amended by Amendment No. 1 to annual report on Form 10-K/A for the year ended December 31, 2001, have been so incorporated in reliance upon the reports of Ernst & Young LLP, independent auditors, and PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firms as experts in auditing and accounting. The financial statements incorporated in this prospectus by reference to Amendment No. 2 to the current report on Form 8-K dated July 6, 2001, filed with the SEC on April 15, 2002, have been so incorporated in reliance upon the report of Kirsch, Kohn & Bridge LLP, independent auditors, and Grothen & Perregaard for the financial statements of SEI 1 APS for 2000,

                                     23


incorporated state authorized public accountants, given on the authority of said firms as experts in auditing and accounting.

         The consolidated financial statements of Playboy TV International, LLC and subsidiaries as of December 31, 2000 and 2001 and for the years ended December 31, 2000 and 2001 incorporated by reference into this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    24


                                  PART II:
                   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14:  Other Expenses of Issuance and Distribution

The following table sets forth the expenses to by borne by the registrant in connection with the offerings described in this registration statement. All such expenses are estimates.

Commission registration fee..........................................  $  5,710
Legal fees and expenses..............................................    75,000
Accounting fees and expenses.........................................    30,000
Printing fees, miscellaneous fees and expenses.......................     5,000
                                                                        -------
         Total                                                         $115,710
                                                                       ========


Item 15:  Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law, or DGCL, grants the registrant the power to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reason ably incurred by him/her in connection with such action, suit or proceeding if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his/her conduct was unlawful, provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of the registrant where the person involved is adjudged to be liable to the registrant except to the extent approved by a court. Article VII of the registrant's amended and restated by-laws provide that the registrant shall, to the fullest extent permitted by applicable law, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he/she is or was, or has agreed to become, a director of officer of the registrant, or is or was serving at the written request of the registrant, as a director, officer, trustee, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided for in Article VII of the registrant's amended and restated by-laws is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise. Article VII of the registrant's amended and restated by-laws also provides that the registrant shall have the power to purchase and maintain insurance to protect itself and any director, officer, employee or agent of the registrant or other corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the registrant would have the power to indemnify such persons against such expense, liability or loss under the DGCL.

         Pursuant to Section 102(b)(7) of the DGCL, Article TWELFTH of the registrant's amended and restated certificate of incorporation eliminates a director's personal liability for monetary damages to the registrant and its stockholders for breaches of fiduciary duty as a director,

                                    II-1


except in circumstances involving a breach of a director's duty of loyalty to the registrant or its stockholders, acts or omissions not in good faith, or which involve intentional misconduct or knowing violations of the law, self-dealing or the unlawful payment of dividends or repurchase of stock.

         The registrant maintains an insurance policy on behalf of itself and certain of its subsid iaries, and on behalf of the directors and officers thereof, covering certain liabilities which may arise as a result of the actions of such directors and officers.


Item 16:  Exhibits

        2.1 Asset Purchase Agreement, dated as of June 29, 2001, by and among Playboy Enterprises, Inc., Califa Entertainment Group, Inc., V.O.D., Inc., Steven Hirsch, Dewi James and William Asher (incorporated by reference to Exhibit 2.1 from Amendment No. 2 to Current Report on Form 8-K dated July 6, 2001, filed with the Securities and Exchange Commission on April 15, 2002).*

        4.1 Amended and Restated Certificate of Incorporation of Playboy Enterprises, Inc. (incorporated by reference to Exhibit 3.1 from the Current Report on Form 8-K dated March 15, 1999).

        5.1   Opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois).

        23.1  Consent of Ernst & Young LLP.

        23.2  Consent of PricewaterhouseCoopers LLP.

        23.3  Consent of Deloitte & Touche LLP.

        23.4  Consent of Kirsch, Kohn & Bridge LLP.

        23.5 Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois) (included in Exhibit 5.1).

        23.6  Consent of Grothen & Perregaard.

        24.1  Power of Attorney.

        _____________

        * Certain information omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.


                                    II-2


Item 17:  Undertakings

         The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the forego ing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of

                                    II-3


any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                    II-4


                                 SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, state of Illinois, on April 15, 2002.

                                           PLAYBOY ENTERPRISES, INC.


                                           By:  /s/ Linda Havard
                                               ---------------------------------
                                                    Linda G. Havard
                                                    Executive Vice President,
                                                    Finance and Operations,
                                                    and Chief Financial Officer
                                                    (Authorized Officer)

         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Christie Hefner                                            April 15, 2002
----------------------------------------
Christie Hefner
Chairman of the Board,
Chief Executive Officer and Director
(Principal Executive Officer)


               *                                               April 15, 2002
----------------------------------------
Richard S. Rosenzweig
Executive Vice President and Director


              *                                                April 15, 2002
-----------------------------------------
Dennis S. Bookshester
Director


              *                                                April 15, 2002
-----------------------------------------
David I. Chemerow
Director

              *                                                April 15, 2002
-----------------------------------------
Donald G. Drapkin
Director


              *                                                April 15, 2002
-----------------------------------------
Sol Rosenthal
Director


              *                                                April 15, 2002
-----------------------------------------
Sir Brian Wolfson
Director


/s/ Linda Havard                                               April 15, 2002
-----------------------------------------
Linda G. Havard
Executive Vice President,
Finance and Operations,
and Chief Financial Officer
(Principal Financial and
Accounting Officer)

----------------------

            /s/ Linda Havard                                   April 15, 2002
   *  By:   --------------------------------
            Linda G. Havard, Attorney in Fact

                                    II-6